Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Lindsay S. Bixler
Executive Vice President and Chief Financial Officer

(610) 215-2327

PB BANKSHARES, INC. ANNOUNCES 2024 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

Coatesville, Pennsylvania, February 26, 2025 — PB Bankshares, Inc. (the “Company”) (NASDAQ: PBBK), the holding company for Presence Bank (the “Bank”), reported unaudited net income of $681,000 for the three months ended December 31, 2024 and $1,772,000 for the year ended December 31, 2024 compared to $409,000 and $1,919,000, respectively, for the same periods in 2023. Diluted earnings per share were $0.29 for the fourth quarter of 2024 and $0.76 for the year ended December 31, 2024 compared to $0.17 and $0.77, respectively, for the same periods in 2023.

2024 Highlights:

●	Total interest and dividend income grew by 18.4% to $23.5 million for the year ended December 31, 2024 from $19.8 million for the year ended December 31, 2023.
●	Accumulated other comprehensive loss decreased by 75.5% to $305,000 at December 31, 2024 compared to $1.3 million at December 31, 2023, accounting for 0.6% of total stockholders’ equity at December 31, 2024.
●	Gross loans growth rate was 7.1% for the year ended December 31, 2024.
●	Gain on sale of $487,000 for the Oxford Branch in the fourth quarter of 2024, where customers were not disrupted as we relocated to a leased branch more centrally located in Oxford.
●	Noninterest expense remained relatively flat, increasing by 4.0% to $10.2 million for the year ended December 31, 2024 from $9.8 million for the year ended December 31, 2023.
●	Allowance for credit losses remained strong at 1.25% of loans outstanding at December 31, 2024 compared to 1.38% of loans outstanding at December 31, 2023.
●	The remaining weighted average life of our debt securities available-for-sale portfolio remained short at 1.29 years at December 31, 2024.
●	Book value per common share increased by $1.54 to $19.07 at December 31, 2024 from $17.53 at December 31, 2023.
●	The Company repurchased 130,827 shares of its common stock during 2024, at an average price of $13.25 per share.
●	Named a “Best Places to Work in PA” by the Central Penn Business Journal for the third consecutive year.
●	Named a “2024 Best of Chester County” for Commercial Banking by the Southern Chester County News.

Exhibit 99.1

Income Statement

Net interest income was $2.9 million for the three months ended December 31, 2024 and $11.1 million for the year ended December 31, 2024 compared to $2.8 million and $12.1 million, respectively, for the same periods in 2023. The increase for the three months ended December 31, 2024 compared to the same period in 2023 was primarily due to the increase in interest income on loans, partially offset by the increase in the interest expense on deposits. The decrease for the year ended December 31, 2024 compared to 2023 was primarily due to the increase in interest expense on deposits, partially offset by increases in interest income on loans and cash and federal funds sold. The increases in both interest income and interest expense were as a result of the high interest rate environment and increases in average interest earning assets and average interest bearing liabilities.

The Company recorded a reversal of provision for credit losses of $4,000 and $37,000 for the three months and year ended December 31, 2024 compared to a provision for credit losses of $62,000 and $632,000, respectively, for the same periods in 2023. The decrease in provision for credit losses for both the three months and year ended December 31, 2024 was primarily due to lower qualitative factor allocations within the Company’s current expected credit losses methodology and a lower required allowance for unfunded commitments due to a decline in volume of unfunded commitments. There were $108,000 of loan charge-offs during the fourth quarter of 2024, which were comprised primarily of a charge-off of one development loan originated in 2014. There were no charge-offs for the fourth quarter of 2023. There were $223,000 and $144,000 of loan charge-offs during 2024 and 2023, respectively. In addition there were $12,000 of overdraft protection charge-offs during 2024 and none for 2023. Delinquencies remain benign, reserves are deemed to be adequate as of December 31, 2024 and the allowance coverage ratio has remained strong. The allowance for credit losses was $4.4 million, or 1.25%, of loans outstanding at December 31, 2024 as compared to $4.5 million, or 1.38%, of loans outstanding at December 31, 2023. Total non-performing loans decreased to $1.1 million at December 31, 2024 compared to $1.4 million at December 31, 2023. The non-performing loans to total loans ratio decreased by 12 basis points to 0.32% at December 31, 2024 from 0.44% as of December 31, 2023.

Noninterest income was $662,000 for the three months ended December 31, 2024 and $1.3 million for the year ended December 31, 2024 compared to $203,000 and $785,000, respectively, for the same periods in 2023. The primary reason for the increase in noninterest income for the three months and year ended December 31, 2024 as compared to the same prior year periods was due to a $487,000 gain on sale of the Oxford Branch in the fourth quarter of 2024. Coinciding with the sale of the Oxford Branch, the Bank relocated to a leased location less than 750 feet away from the previous branch.

Noninterest expense was $2.7 million for the three months ended December 31, 2024 and $10.2 million for the year ended December 31, 2024 compared to $2.4 million and $9.8 million, respectively, for the same periods in 2023. The increase for the three months and year ended December 31, 2024 was primarily due to increases in professional fees due to SEC and legal related expenses. The increases in professional fees were $125,000 and $165,000 when comparing the three months and year ended December 31, 2024 to the same periods in 2023, respectively. In addition, salaries and employee benefits increased $95,000 and $165,000 when comparing the three months and year ended December 31, 2024 to the same periods in 2023, respectively,

Exhibit 99.1

primarily due to salary increases to associates during the year and additional full time equivalents. Data and item processing increased $18,000 and $135,000 when comparing the three months and year ended December 31, 2024 to the same periods in 2023, respectively as the Company continues to invest in our information technology infrastructure.

Balance Sheet

Total assets increased $11.6 million or 2.6% to $451.3 million at December 31, 2024 from $439.7 million at December 31, 2023. The increase in assets was primarily due to increases in net loans receivable and cash and cash equivalents, partially offset by a decrease in debt securities available-for-sale. Cash and cash equivalents increased 16.5% to $37.8 million at December 31, 2024 from $32.4 million at December 31, 2023 as a result of deposit growth and maturities of securities during 2024. Gross loans increased $23.2 million or 7.1% to $349.8 million at December 31, 2024 from $326.6 million at December 31, 2023, primarily as a result of the increases in the commercial real estate portfolio, commercial and industrial and other loans as the Bank continues its focus on commercial lending. Management is monitoring the commercial real estate portfolio and concentrations, assessing their associated risks. As part of its risk management process, the Bank segments and stress tests its non-owner occupied commercial real estate portfolio. Approximately 83.5% or $126.2 million of this portfolio was subject to stress testing (loans having exposure under $500,000 and construction loans are not subject to stress testing). The commercial real estate portfolio has an average Loan-to-Value ratio of 59.2% and a Debt Service Coverage ratio of 1.41 times, exclusive of any sponsor or guarantor support at December 31, 2024. The commercial real estate portfolio is diverse with respect to both property type as well as location with limited concentrations.

The Bank’s hospitality portfolio is an area of market focus. Loan exposure to this segment totaled $25.5 million (seven hotel properties) at December 31, 2024. The average Loan-to-Value ratio was low at 58.5% with a strong Debt Service Coverage ratio of 1.90 times, exclusive of any sponsor or guarantor support at December 31, 2024. Two hotels were newly acquired; therefore, the debt service coverage is based on the projected cash flow. Guarantor support for the hospitality sector is strong and loans are supported by experienced hotel operators.

Debt securities available-for-sale decreased $17.8 million or 26.2% to $50.3 million at December 31, 2024 from $68.1 million at December 31, 2023 as a result of short-term treasury securities purchased during the fourth quarter of 2023 maturing in the first quarter of 2024 with the majority of the proceeds remaining in cash and cash equivalents as of December 31, 2024. The remaining weighted average life of our debt securities available-for-sale portfolio was 1.29 years at December 31, 2024.

We experienced deposit growth of $21.2 million or 6.4% to $354.2 million at December 31, 2024 from $333.0 million at December 31, 2023. Uninsured and uncollateralized deposits totaled approximately $38.1 million or 11.0% of the Bank’s total deposits, as of December 31, 2024. The Company maintains highly liquid sources of available funds in addition to cash and cash equivalents, including unused borrowing capacity with the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia and available federal funds lines with other banks,

Exhibit 99.1

as well as unpledged available-for-sale debt securities. At December 31, 2024, available funding from these sources totaled 544.9% of uninsured and uncollateralized deposits. Stockholders’ equity increased $1.7 million to $48.7 million at December 31, 2024 from $47.0 million at December 31, 2023 primarily as a result of 2024 net income of $1.8 million and a decrease of $942,000 in accumulated other comprehensive loss, partially offset by stock repurchases of $1.7 million. The Company’s accumulated other comprehensive loss resulting from the unrealized losses on debt securities available-for-sale was 0.6% of total stockholders’ equity at December 31, 2024. The Bank’s stand-alone stockholders’ equity increased $3.3 million to $42.2 million at December 31, 2024 from $38.9 million at December 31, 2023 primarily as a result of 2024 net income for the Bank.

Forward-Looking Statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements may be identified by words such as “may,” “will,” “would,” “intend,” “believe,” “expect,” “plan,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.

These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.  Factors that could cause such differences to exist include, but are not limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; inflation; tariffs; changes in government regulations affecting financial institutions, including regulatory compliance costs; geopolitical instability and capital requirements; fluctuations in the adequacy of the allowance for credit losses; decreases in deposit levels necessitating increased borrowing to fund loans and investments; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

The Company and the Bank caution not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation to publicly release any revision made to any forward-looking statement to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About PB Bankshares, Inc. and Presence Bank

PB Bankshares, Inc. is the holding company for Presence Bank. Presence Bank was founded in 1919 and currently operates four banking offices and two loan production offices in Chester, Lancaster and Dauphin Counties, Pennsylvania.

Exhibit 99.1

PB Bankshares, Inc.

Financial Highlights (Unaudited)

(Dollars in thousands, except per share data)

Earnings Summary (for the three months ended)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2024	2024	2024	2024	2023

Interest and dividend income	$5,935	$6,011	$5,931	$5,614	$5,277
Interest expense	3,085	3,185	3,145	2,982	2,471
Net interest income	2,850	2,826	2,786	2,632	2,806
Provision for credit losses	(4)	34	17	(84)	62
Noninterest income	662	274	190	187	203
Noninterest expense	2,661	2,551	2,487	2,498	2,413
Income before income taxes	855	515	472	405	534
Income taxes	174	111	102	88	125
Net income	681	404	370	317	409

Earnings per common share - basic	$0.30	$0.18	$0.16	$0.13	$0.17
Earnings per common share - diluted	$0.29	$0.18	$0.16	$0.13	$0.17

Earnings Summary (for the year ended)
	December 31,	December 31,
	2024	2023

Interest and dividend income	$23,491	$19,832
Interest expense	12,397	7,718
Net interest income	11,094	12,114
Provision for credit losses	(37)	632
Noninterest income	1,313	785
Noninterest expense	10,197	9,803
Income before income taxes	2,247	2,464
Income taxes	475	545
Net income	1,772	1,919

Earnings per common share - basic	$0.77	$0.78
Earnings per common share - diluted	$0.76	$0.77

Exhibit 99.1

Balance Sheet Highlights (as of)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2024	2024	2024	2024	2023

Total assets	$451,317	$452,857	$449,045	$450,434	$439,748
Cash and cash equivalents	37,777	54,519	54,731	66,787	32,438
Debt securities available-for-sale, at fair value	50,296	36,381	36,068	32,138	68,115
Loans receivable, net of allowance for credit losses	344,813	344,123	339,999	333,288	321,382
Deposits	354,190	354,795	346,960	348,389	332,966
Total stockholders’ equity	48,658	47,692	46,600	46,769	46,989
Accumulated other comprehensive loss	(305)	(313)	(1,080)	(1,250)	(1,247)

Performance Ratios (as of and for the three months ended)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2024	2024	2024	2024	2023

Return on average assets (annualized)	0.61%	0.36%	0.33%	0.29%	0.38%
Return on average equity (annualized)	5.62%	3.41%	2.80%	2.71%	3.14%
Net interest margin (annualized)	2.59%	2.57%	2.54%	2.44%	2.74%
Allowance to non-accrual loans	388.24%	348.82%	353.77%	334.21%	317.45%
Allowance to total loans outstanding at the end of the period	1.25%	1.27%	1.30%	1.32%	1.38%
Net charge-offs to average loans outstanding during the period (annualized)	0.11%	0.12%	—%	—%	—%
Total non-performing loans to total loans	0.32%	0.36%	0.37%	0.39%	0.44%
Total non-accrual loans to total loans	0.32%	0.36%	0.37%	0.39%	0.44%
Total non-performing assets to total assets	0.25%	0.28%	0.28%	0.30%	0.32%
Total capital (to risk-weighted assets)	13.50%	13.65%	13.96%	14.15%	14.20%
Tier 1 capital (to average assets)	9.60%	9.37%	9.20%	9.25%	9.78%
Book value per common share	$19.07	$18.69	$18.17	$17.78	$17.53
Tangible book value per common share*	$19.07	$18.69	$18.15	$17.78	$17.53
Tangible book value per common share excluding accumulated other comprehensive loss*	$19.19	$18.81	$18.57	$18.26	$18.00

Exhibit 99.1

*Non-GAAP Financial Measure Reconciliation

The following table reconciles, as of the dates set forth below, stockholders’ equity (on a GAAP basis) to tangible book value and tangible book value excluding accumulated other comprehensive loss and calculates our tangible book value per common share and tangible book value per common share excluding accumulated other comprehensive loss. Book value is equal to tangible book value due to the Company having no intangible assets.

	December 31,	September 30,	June 30,	March 31,	December 31,
	2024	2024	2024	2024	2023

Tangible common equity	$48,658	$47,692	$46,600	$46,769	$46,989
Adjustment for accumulated other comprehensive loss	$(305)	$(313)	$(1,080)	$(1,250)	$(1,247)
Tangible common equity excluding accumulated other comprehensive loss	$48,963	$48,005	$47,680	$48,019	$48,236
Common shares outstanding	2,552,115	2,552,115	2,567,115	2,629,967	2,679,967
Tangible book value per common share	$19.07	$18.69	$18.15	$17.78	$17.53
Tangible book value per common share excluding accumulated other comprehensive loss	$19.19	$18.81	$18.57	$18.26	$18.00